UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 25, 2010

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Leo G. Gingras as President of NutraCea

On February 25, 2010, Leo G. Gingras was appointed president of NutraCea.  Mr. Gingras, 52, has served as NutraCea’s Chief Operating Officer since April 11, 2007 and will continue to serve in such capcity.  Prior to joining NutraCea, Mr. Gingras served as Vice President of Soy Processing and Technical Services for Riceland Foods, Inc., a major rice and soybean processor, from November 2000 until March 2007.  Before November 2000, Mr. Gingras held various positions at Riceland Foods, including Manager of Oil Operations and Quality Assurance Manager.  During his appointments at Riceland Foods, Mr. Gingras oversaw several hundred employees and business units with sales over $320 million.  Prior to Mr. Gingras’ employment at Riceland Foods, he was the Research and Development Manager at Lou Ana Foods, Inc., a company with annual sales of $120 million that processes, packages and markets edible oils.

On July 28, 2009, NutraCea and Leo Gingras entered into an employment agreement extending the term of Mr. Gingras’s prior employment agreement to June 30, 2012 as well as setting forth revised terms and conditions to Mr. Gingras’s employment as previously described in the Form 8-K filed on August 3, 2009 which is incorporated herein by reference.

Appointment of William J. Cadigan as Chief Financial Officer of NutraCea

On February 25, 2010, William J. Cadigan was appointed Chief Financial Officer of NutraCea.  Mr. Cadigan, 60, has served as Vice President of Finance of NutraCea since July 27, 2009.  Mr. Cadigan has been a partner with Tatum, LLC (“Tatum”) since 2004.  Tatum is a nationwide executive services firm providing CFOs and CIOs on an as needed basis.  At Tatum, Mr. Cadigan served in numerous business and financial executive positions and interim chief financial officer roles.  Mr. Cadigan earned his Masters of Management from the Kellogg School at Northwestern University in 1994, his MBA in Public Accounting from Baruch College in 1973 and his BA in Business Administration from Rutgers University in 1971.  In addition, Mr. Cadigan is a Certified Turnaround Professional (CTP) and a Certified Insolvency and Restructuring Advisor (CIRA).

Mr. Cadigan has been serving as Vice President of Finance since July 27, 2009 pursuant to an Interim Services Agreement dated July 26, 2009 between NutraCea and Tatum, as amended on November 1, 2009 (the “Agreement”).Pursuant to the Agreement, NutraCea pays Tatum $32,500 per month for services provided by Mr. Cadigan. This monthly fee payable to Tatum will increase by 6% per year starting on the first anniversary of the date of the Agreement. NutraCea is required to reimburse Mr. Cadigan directly for all travel and out-of-pocket expenses incurred in connection with the Agreement.

Employment Agreement with Kody Newland, Senior Vice President of Sales of NutraCea

On March 3, 2010, NutraCea and Kody Newland, Senior Vice President of Sales of NutraCea, entered into an employment agreement.  Pursuant to the employment agreement, NutraCea agreed to pay Mr. Newland an annual salary of $175,000.Mr. Newland may be eligible to earn an annual bonus each year with the actual amount and requirements of this bonus to be determined by NutraCea’s Board of Directors (the “Board”) or Compensation Committee.

If the employment of Mr. Newland is terminated by NutraCea without “cause” (as defined in the employment agreement), then Mr. Newland will be entitled to receive a severance amount equal to 90 days pay.

In connection with Mr. Newland entering into the employment agreement with NutraCea, NutraCea granted to Mr. Newland employee stock options to purchase 750,000 shares of common stock at a price per share equal to $0.20 under the 2010 Equity Incentive Plan.  The option to purchase 750,000 shares of common stock vested as to 250,000 shares on March 3, 2010.  The remaining 500,000 shares will vest monthly as to 1/24th of this amount over two years.  Mr. Newland agreed to the cancellation of an option to purchase 500,000 shares of NutraCea common stock that was issued to Mr. Newland on February 27, 2006.

Resignation of James C. Lintzenich as Interim Principal Financial Officer and Interim Chief Accounting Officer of NutraCea

Effective October 23, 2009, James C. Lintzenich resigned from his position as interim Principal Financial Officer and interim Chief Accounting Officer of NutraCea.  Mr. Lintzenich continues as Director of NutraCea.

Resignation of W. John Short as President of NutraCea

Effective March 3, 2010, W. John Short resigned from his position as President of NutraCea.  Mr. Short continues as Chief Executive Officer and Director of NutraCea.

2010 Equity Incentive Plan

On February 25, 2010, the Board adopted the NutraCea 2010 Equity Incentive Plan (the “2010 Plan”).  The purpose of the 2010 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of NutraCea and its subsidiairies. The 2010 Plan allows for the issuance of up to 25,000,000 shares of NutraCea’s common stock subject to automatic annual share increases. The type of awards that may be granted under the 2010 Plan consists of nonqualified stock options, incentive stock options, restricted stock and stock bonus awards. The term of each award is determined by the Board or the Compensation Committee of the Board at the time each award is granted. The 2010 Plan will continue in effect until terminated by the Board or upon the ten year anniversary of the adoption of the 2010 Plan.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 3, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: March 3, 2010	By:	/s/ William J. Cadigan
William J. Cadigan
Chief Financial Officer
(Duly Authorized Officer)